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Exhibit 10.46

Notice of Grant of Stock Option and Option Agreement	Wind River Systems, Inc. ID: 94-2873391 500 Wind River Way Alameda, CA 94501

[Name of Optionholder] [Address of Optionholder]	Option Number: Plan:	[Option Number] 1998 Non-Officer Stock Option Plan

Effective on [Date of Grant] (the "Date of Grant"), you have been granted a(n) Non-Qualified Stock Option to buy [Number of Shares] shares of Wind River Systems, Inc. (the Company) stock at $[Price Per Share] per share. The date on which your option begins to vest is [Vesting Start Date] (the "Vesting Start Date").

The total option price of the shares granted is [Total Exercise Price of Option].

Shares in each period will become fully vested on the date shown.

Shares	Vest Type	Full Vest	Expiration Date
[Number of Shares]	On Vest Date	[Month/Day/Year]	[Month/Day/Year]
[Number of Shares]	Monthly	[Month/Day/Year]	[Month/Day/Year]

By your signature and the Company's signature below, you and the Company agree that this option is granted under and governed by the terms and conditions of the Company's Stock Option Plan (see above reference to plan) as amended and made available on the Wind River internal web site and the attached Option Agreement, both of which are incorporated by reference and made a part of this document.

Wind River Systems, Inc.	Date
[Name of Optionholder]	Date

ATTACHMENT I

WIND RIVER SYSTEMS, INC.
1998 NON-OFFICER STOCK OPTION PLAN

NONSTATUTORY STOCK OPTION AGREEMENT
(FOR EMPLOYEES SUBJECT TO THE LAWS OF BELGIUM)

    Pursuant to your Notice of Grant of Stock Option ("Grant Notice") and this Stock Option Agreement, Wind River Systems, Inc. (the "Company") has granted you an option under its 1998 Non-Officer Stock Option Plan (the "Plan") to purchase the number of shares of the Company's Common Stock indicated in your Grant Notice at the exercise price indicated in your Grant Notice. Defined terms not explicitly defined in this Stock Option Agreement but defined in the Plan shall have the same definitions as in the Plan.

    The details of your option are as follows:

    1.  Vesting.  Subject to the limitations contained herein, your option will vest as provided in your Grant Notice, provided that vesting will cease upon the termination of your Continuous Service.

    2.  Number of Shares and Exercise Price.  The number of shares of Common Stock subject to your option and your exercise price per share is irrevocably determined in your Grant Notice and may not be adjusted. The Company will not provide, directly or indirectly, hedging or downside protection against a decrease in the value of the shares of Common Stock.

    3.  Method of Payment.  Payment of the exercise price is due in full upon exercise of all or any part of your option. You may elect to make payment of the exercise price in cash or by check, or in the Company's sole discretion at the time your option is exercised and provided that at the time of exercise the Common Stock is publicly traded and quoted regularly in The Wall Street Journal, pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of Common Stock, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds.

    4.  Whole Shares.  You may exercise your option only for whole shares of Common Stock.

    5.  Securities Law Compliance.  Notwithstanding anything to the contrary contained herein, you may not exercise your option unless the shares of Common Stock issuable upon such exercise are then registered under the Securities Act. The exercise of your option must also comply with other applicable laws and regulations governing your option, and you may not exercise your option if the Company determines that such exercise would not be in material compliance with such laws and regulations.

    6.  Term.  The term of your option (the "Term") commences on 1 January of the first calendar year following the third anniversary of the Date of Grant and expires (along with your option) on the fifth anniversary of the Date of Grant (the "Expiration Date"). In addition to the foregoing, your option will in any event expire immediately and irrevocably: (a) eighteen (18) months after your death, if you die during, or within three (3) months after the termination of your Continuous Service, (b) twelve (12) months after the termination of your Continuous Service due to disability or (c) three (3) months after the termination of your Continuous Service for any other reason; provided, however, that if (x) such termination of your Continuous Service occurs prior to the commencement of the Term and (y) at the time of such termination of your Continuous Service the option is vested (partially or fully), then the expiration of the option pursuant to the foregoing clauses (a), (b) and (c) shall be effective as of the earlier of the Expiration Date set forth above or eighteen months (18) (in the case of clause (a)), twelve (12) months (in the case of clause (b)), or three (3) months (in the case of clause (c)) after the commencement of the Term; and provided, further, that if during any part of the period prior to the expiration of the option it is not exercisable solely because of the condition set forth in paragraph 5 (Securities Law Compliance), the option shall not expire until the earlier of the Expiration Date or the date as of which it shall have been exercisable for an aggregate period of time after the termination of Continuous Service that is equal to the applicable period of time under clause (a), (b) or (c) in this paragraph 6. The provisions of the foregoing sentence shall in no event permit your option to continue in existence after the Expiration Date. Notwithstanding the foregoing, this option may be exercised following termination of Continuous Status as an Employee, Director or Consultant only as to that number of shares as to which it was exercisable on the date of such termination under the provisions of Section 1 hereof.

    7.  Exercise.

      (a)  Your option cannot be exercised before the commencement of the Term or after the Term expires. You may exercise the vested portion of your option during the Term by delivering a Notice of Exercise (in a form designated by the Company) together with the exercise price to the Secretary of the Company, or to such other person as the Company may designate, during regular business hours, together with such additional documents as the Company may then require.

      (b)  By exercising your option you agree that, as a condition to any exercise of your option, the Company may require you to enter into an arrangement providing for the payment by you to the Company of any tax withholding obligation of the Company arising by reason of (1) the exercise of your option or (2) the disposition of shares of Common Stock acquired upon such exercise.

    8.  Transferability.  Your option is not transferable, except by will or by the laws of descent and distribution, and is exercisable during your life only by you. Notwithstanding the foregoing, by delivering written notice to the Company, in a form satisfactory to the Company, you may designate a third party who, in the event of your death, shall thereafter be entitled to exercise your option.

    9.  Option Not a Service Contract.  Your option is not an employment or service contract, and nothing in your option shall be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company or an Affiliate, or of the Company or an Affiliate to continue your employment. In addition, nothing in your option shall obligate the Company or an Affiliate, their respective shareholders, Boards of Directors, Officers or Employees to continue any relationship that you might have as a Director or Consultant for the Company or an Affiliate.

    10.  Withholding Obligations.

      (a)  You hereby authorize withholding at the time of the Date of Grant or at any time thereafter from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for (including by means of a "cashless exercise" pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board to the extent permitted by the Company), any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or an Affiliate, if any, which arise in connection with your option to the extent required or permitted by law.

      (b)  Upon your request and subject to approval by the Company, in its sole discretion, and in compliance with any applicable conditions or restrictions of law, the Company may withhold from fully vested shares of Common Stock otherwise issuable to you upon the exercise of your option a number of whole shares of Common Stock having a Fair Market Value, determined by the Company as of the date of exercise, not in excess of the minimum amount of tax required to be withheld by law. Any adverse consequences to you arising in connection with such share withholding procedure shall be your sole responsibility.

      (c)  You may not exercise your option unless the tax withholding obligations of the Company and/or any Affiliate are satisfied. Accordingly, you may not be able to exercise your option when desired even though your option is vested, and the Company shall have no obligation to issue a certificate for such shares of Common Stock or release such shares of Common Stock from any escrow provided for herein.

    11.  Notices.  Any notices provided for in your option or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.

    12.  Governing Plan Document.  To the extent not derogated from in this Stock Option Agreement, your option is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your option, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between this Stock Option Agreement and those of the Plan, the provisions of your option shall control.

    13.  Privacy Notification.

      (a)  By participating in the Plan or accepting any rights granted under it, you consent to the collection and processing by the Company and its subsidiaries of personal data relating to you so that they can enroll you in the stock option plan, fulfill their obligations and exercise their rights under the Plan, issue certificates (if any), statements and communications relating to the Plan and generally administer and manage the Plan, including keeping records of participation levels from time to time. Any such processing shall be in accordance with the purposes and provisions of this data protection provision. References in this provision to Wind River Inc. and its subsidiaries include your employer.

      These data will include data:

    •
    already held in your records such as your name and address, ID number, payroll number, length of service and whether you work full-time or part time;

    •
    collected upon you accepting the rights granted under the Plan (if applicable); and

    •
    subsequently collected by the Company or any of its subsidiaries in relation to your continued participation in the Plan, for example, data about shares offered or received, purchased or sold under the Plan from time to time and other appropriate financial and other data about you and your participation in the Plan (e.g., termination of employment and the reasons of termination of your employment or retirement).

      (b)  In particular, you expressly consent to the transfer of personal data about you as described in subparagraph (a) above by the Company and its subsidiaries. Data may be transferred not only within the country in which you are based from time to time or within the European Union or the European Economic Area, but also worldwide, to other employees and officers of the Company and its subsidiaries and to the following third parties for the purposes described in subparagraph (a) above:

    •
    stock option plan administrators, auditors, brokers, banks or other savings institutions, agents and contractors of, and third party service providers to, the Company or its subsidiaries such as printers and mail houses engaged to print or distribute notices or communications about the stock option plan;

    •
    regulators, tax authorities, stock or security exchanges and other supervisory, regulatory, governmental or public bodies as required by law;

    •
    actual or proposed merger partners or proposed assignees of, or those taking or proposing to take security over, the business or assets of the Company or its subsidiaries and their agents and contractors;

    •
    other third parties to whom the Company or its subsidiaries may need to communicate/transfer the data in connection with the administration of the stock option plan, under a duty of confidentiality to the Company and its subsidiaries; and

    •
    your family members, heirs, legatees and others associated with you in connection with the Plan.

      (c)  Not all countries, where the personal data may be transferred to, have an equal level of data protection as in the European Union or the European Economic Area. Countries to which data are transferred include the United States of America.

      (d)  All national and international transfer of personal data is only done in order to fulfill the obligations and rights of the Company and/or its subsidiaries under the Plan.

      (e)  You have the right to be informed whether Wind River Inc. or its subsidiaries hold personal data about you and, to the extent they do so, to have access to those personal data at no charge and require them to be corrected if they are inaccurate or to be destroyed if you wish to withdraw your consent. You are entitled to all the other rights provided for by applicable data protection law, including those detailed in any applicable documentation or guidelines provided to you by the Company or its subsidiaries in the past.

      (f)  The processing (including transfer) of data described above is essential for the administration and operation of the Plan. Therefore, in cases where you wish to participate in the Plan, it is essential that your personal data is processed in the manner described above.

ATTACHMENT II

NOTICE OF EXERCISE

Wind River Systems, Inc.
500 Wind River Way
Alameda, CA 94501

Date of Exercise:

Ladies and Gentlemen:

    This constitutes notice under my stock option that I elect to purchase the number of shares for the price set forth below.

Type of option:	Nonstatutory
Effective Date of Option/Date of Grant:

Number of shares as to which option is exercised:

Certificate(s) to be issued in the name of:

Total exercise price:	$

Cash payment delivered herewith:	$

    By this exercise, I agree (i) to provide such additional documents as you may require pursuant to the terms of the 1998 Non-Officer Stock Option Plan and (ii) to provide for the payment by me to you (in the manner designated by you) of your withholding obligation, if any, relating to the exercise of this option.

Very truly yours,
(Signature)
(Print Name)

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  Exhibit 10.46